Exhibit 4.10

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of October 8, 2021, by and among LianBio, a Cayman Islands exempted company (the “Company”), Perceptive Life Sciences Master Fund, Ltd., a Cayman Islands exempted company, LEV LB Holdings, LP, a limited partnership formed in the State of Delaware, Perceptive Xontogency Venture Fund, LP, a limited partnership formed in the State of Delaware, and C2 Life Sciences LLC, a New York limited liability company (collectively, “Perceptive”). This Agreement shall become effective (the “Effective Date”) upon the closing of the Company’s proposed initial public offering (the “IPO”) of American depositary shares (“ADS”), representing its ordinary shares, par value $0.0001 per share (the “Ordinary Shares”).

WHEREAS, as of the date hereof, Perceptive beneficially owns a majority of the equity interests in the Company;

WHEREAS, Perceptive and the Company are contemplating causing the Company to effect an IPO;

WHEREAS, Perceptive currently has the authority to appoint a majority of the directors of the Company;

WHEREAS, in consideration of Perceptive agreeing to undertake the IPO, the Company has agreed to permit Perceptive to designate persons for nomination for election to the board of directors of the Company (the “Board”) following the Effective Date on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

1.	Board Nomination Rights.

(a)

From the Effective Date, Perceptive shall have the right, but not the obligation, to nominate to the Board a number of designees equal to at least: (i) 66% of the Total Number of Directors, so long as Perceptive continuously from the time of the IPO Beneficially Owns Ordinary Shares representing at least 75% of the Original Perceptive Owned Shares, (ii) 55% of the Total Number of Directors, in the event that Perceptive continuously from the time of the IPO Beneficially Owns Ordinary Shares representing at least 50% but less than 75% of the Original Perceptive Owned Shares, (iii) 40% of the Total Number of Directors, in the event that Perceptive continuously from the time of the IPO Beneficially Owns Ordinary Shares representing at least 25% but less than 50% of the Original Perceptive Owned Shares, (iv) 25% of the Total Number of Directors, in the event that Perceptive continuously from the time of the IPO Beneficially Owns Shares representing at least 10% but less than 25% of the Original Perceptive Owned Shares and (v) one director, in the event that Perceptive continuously from the time of the IPO Beneficially Owns Ordinary Shares representing at least 5% but less than 10% of the Original Perceptive Owned Shares (such persons, the “Nominees”). For purposes of calculating the number of directors that Perceptive is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., 1 1/4 Directors shall equate to 2 Directors) and any such calculations shall be made after taking into account any increase in the Total Number of Directors. For so long as Perceptive continuously from the time of the IPO Beneficially Owns Ordinary Shares representing at least 25% of the Original Perceptive Owned Shares, Perceptive shall have the right to nominate the Chairman of the Board.

(b)

In the event that Perceptive has nominated less than the total number of designees Perceptive shall be entitled to nominate pursuant to Section 1(a), Perceptive shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Company and the Directors shall take all necessary corporation action (including increasing the size of the Board to create a vacancy), to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Cayman law), to (x) enable Perceptive to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board, or otherwise and (y) to designate such additional individuals nominated by Perceptive to fill such newly created vacancies or to fill any other existing vacancies.

(c)

The Company shall pay all reasonable out-of-pocket expenses incurred by the Nominees in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board.

(d)

“Affiliate” of any person shall mean any other person controlled by, controlling or under common control with such person; where “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

(e)

“Beneficially Own” shall mean that a specified person has or shares the right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote shares in the capital of the Company.

(f)	“Director” means any member of the Board.

(g)

“Original Perceptive Owned Shares” means the aggregate number of Ordinary Shares held, directly or indirectly, by Perceptive on the Effective Date, as such number may be adjusted from time to time for any reorganization, recapitalization, share dividend, share split, reverse share split or other similar changes in the Company’s capitalization.

(h)	“Total Number of Directors” means the total number of Directors comprising the Board.

(i)

No reduction in the number of Ordinary Shares that Perceptive Beneficially Owns shall shorten the term of any incumbent director. At the Effective Date, the Board shall be comprised of seven members and the initial Nominees shall be Konstantin Poukalov, Adam Stone, Neil Kumar, Tom Anastasios Giannakakos, and Yizhe Wang.

(j)

In the event that any Nominee shall cease to serve for any reason, Perceptive shall be entitled to designate such person’s successor in accordance with this Agreement (regardless of Perceptive’s beneficial ownership in the Company at the time of such vacancy) and the Board shall promptly fill the vacancy with such successor nominee; it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces.

(k)

If a Nominee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, Perceptive shall be entitled to designate promptly another nominee and the director position for which the original Nominee was nominated shall not be filled pending such designation.

(l)

So long as Perceptive has the right to nominate Nominees under Section 1(a) or any such Nominee is serving on the Board, the Company shall use its reasonable best efforts to maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to Perceptive, and the Company’s Fourth Amended and Restated Memorandum and Articles of Association (each as may be further amended, supplemented or waived in accordance with its terms) shall at all times provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law.

(m)

If the size of the Board is expanded, Perceptive is entitled to nominate a number of Nominees to fill the newly created vacancies such that the total number of Nominees serving on the Board following such expansion will be equal to that number of Nominees that Perceptive would be entitled to nominate in accordance with Section 1(a) if such expansion occurred immediately prior to any meeting of the shareholders of the Company called with respect to the election of members of the Board, and the Board shall appoint such Nominees to the Board.

(n)

As required by applicable law or The Nasdaq Global Market (the “Exchange”), Perceptive’s Nominees shall include a number of persons that qualify as “independent directors” under applicable law and Exchange listing standards such that, together with any other “independent directors” then serving on the Board that are not Nominees, the Board is comprised of a majority of “independent directors.”

(o)

At any time that Perceptive shall have any nomination rights under Section 1, the Company shall not take any action, including making or recommending any amendment to the Company’s Fourth Amended and Restated Memorandum and Articles of Association (each as may be further amended, supplemented or waived in accordance with its terms) that could reasonably be expected to adversely affect Perceptive’s rights under this Agreement, in each case without the prior written consent of Perceptive.

2.

Company Obligations. The Company agrees to use its reasonable best efforts to ensure that prior to the date that Perceptive and its Affiliates cease to Beneficially Own Ordinary Shares representing at least 5% of the Original Perceptive Owned Shares, (i) each Nominee is included in the Board’s slate of nominees to the shareholders (the “Board’s Slate”) for each election of directors; and (ii) each Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the shareholders of the Company called with respect to the election of members of the Board (each, a “Director Election Proxy Statement”), and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company or the Board with respect to the election of members of the Board. Perceptive will promptly provide reporting to the Company after Perceptive ceases to Beneficially Own Ordinary Shares representing at least 5% of the Original Perceptive Owned Shares, such that Company is informed of when this obligation terminates. The calculation of the number of Nominees that Perceptive is entitled to nominate to the Board’s Slate for any election of directors shall be based on the percentage of the total voting power of the then outstanding Ordinary Shares then Beneficially Owned by Perceptive (“Perceptive Voting Control”) immediately prior to the mailing to shareholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive

Director Election Proxy Statement with the U.S. Securities and Exchange Commission). Unless Perceptive notifies the Company otherwise prior to the mailing to shareholders of the Director Election Proxy Statement relating to an election of directors, the Nominees for such election shall be presumed to be the same Nominees currently serving on the Board, and no further action shall be required of Perceptive for the Board to include such Nominees on the Board’s Slate; provided, that, in the event Perceptive is no longer entitled to nominate the full number of Nominees then serving on the Board, Perceptive shall provide advance written notice to the Company, of which currently servicing Nominee(s) shall be excluded from the Board Slate, and of any other changes to the list of Nominees. If Perceptive fails to provide such notice prior to the mailing to shareholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the U.S. Securities and Exchange Commission), a majority of the independent directors then serving on the Board shall determine which of the Nominees of Perceptive then serving on the Board will be included in the Board’s Slate.

3.

Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and Perceptive, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Perceptive shall not be obligated to nominate all (or any) of the Nominees it is entitled to nominate pursuant to this Agreement for any election of directors but the failure to do so shall not constitute a waiver of its rights hereunder with respect to future elections; provided, however, that in the event Perceptive fails to nominate all (or any) of the Nominees it is entitled to nominate pursuant to this Agreement prior to the mailing to shareholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the U.S. Securities and Exchange Commission), the Nominating and Governance Committee of the Board shall be entitled to nominate individuals in lieu of such Nominees for inclusion in the Board’s Slate and the applicable Director Election Proxy Statement with respect to the election for which such failure occurred and Perceptive shall be deemed to have waived its rights hereunder with respect to such election. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

4.

Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding the foregoing, the Company may not assign any of its rights or obligations hereunder without the prior written consent of Perceptive. Except as otherwise expressly provided in Section 5, nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

5.

Assignment. Upon written notice to the Company, Perceptive may assign to any Affiliate of Perceptive (other than a portfolio company) all of its rights hereunder and, following such assignment, such assignee shall be deemed to be “Perceptive” for all purposes hereunder.

6.	Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

7.

Governing Law. This Agreement shall be construed in accordance with and governed by the law of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), without giving effect to the principles of conflicts of laws thereof.

8.	Dispute Resolution.

(a)

Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to and conclusively determined by arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other party or parties.

(b)

The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(c)

The disputing parties may jointly select one (1) arbitrator, or agree that the Chairman of HKIAC shall select the arbitrator. In the absence of such agreement, there shall be three (3) arbitrators, the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the “Claimant”) shall select one (1) arbitrator and the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the “Respondent”) shall select one (1) arbitrator. All selections shall be made within thirty (30) days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and neither the Claimant nor the Respondent shall be limited in their selection to any prescribed list. The Chairman of HKIAC shall select the third arbitrator who will act as chairman of the arbitration board. If any arbitrator to be appointed by a party has not been appointed and consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of HKIAC.

(d)

The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(e)

Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(f)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(g)

The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive law.

(h)	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(i)	During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(j)

Notwithstanding the foregoing in this Section 8, the parties agree that each party shall have the right, without posting any bond, to seek preliminary injunction, temporary restraining order or other temporary relief from any court of competent jurisdiction.

9.

Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral among the parties with respect to the subject matter hereof.

10.

Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties. An executed copy or counterpart hereof delivered by facsimile shall be deemed an original instrument.

11.

Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

12.

Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

13.	Notices. All notices, requests and other communications to any party or to the Company shall be in writing (including telecopy or similar writing) and shall be given,

If to the Company:

LianBio

103 Carnegie Center Drive, Suite 215

Princeton, NJ 08540

Attention: Yizhe Wang

Email: Yizhe.Wang@lianbio.com

With a copy to (which shall not constitute notice):

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attention: Thomas J. Danielski

Email: Thomas.Danielski@ropesgray.com

If to any member of Perceptive or any Nominee:

c/o Perceptive Advisors, LLC

51 Astor Place, 10th Floor

New York, NY 10003

Attention: Konstantin Poukalov

Email: Konstantin@perceptivelife.com

With a copy to (which shall not constitute notice):

c/o Perceptive Advisors, LLC

51 Astor Place, 10th Floor

New York, NY 10003

Attention: Alex Rakitin

Email: Alexander@perceptivelife.com

or to such other address or telecopier number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 13 during regular business hours.

14. Enforcement. Each of the parties hereto covenant and agree that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

LIANBIO

By:	/s/ Yizhe Wang
Name:	Yizhe Wang
Title:	Chief Executive Officer

[Signature Page to Director Nomination Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

PERCEPTIVE LIFE SCIENCES MASTER FUND, LTD.

By:	/s/ Joseph Edelman
Name:	Joseph Edelman
Title:	Authorized Representative

LEV LB HOLDINGS, LP

By:	LEV LB Holdings GP, LLC its General Partner

By:	/s/ Joseph Edelman
Name:	Joseph Edelman
Title:	Manager

PERCEPTIVE XONTOGENY VENTURE FUND, LP

By:	Perceptive Xontogeny Venture GP, LLC its General Partner

By:	/s/ Joseph Edelman
Name:	Joseph Edelman
Title:	Authorized Representative

[Signature Page to Director Nomination Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

C2 LIFE SCIENCES LLC

By:	/s/ Joseph Edelman
Name:	Joseph Edelman
Title:	Authorized Representative

[Signature Page to Director Nomination Agreement]